UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

G1 Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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G1 THERAPEUTICS, INC.

79 T.W. Alexander Drive

4501 Research Commons, Suite 100

Research Triangle Park, NC 27709

April 27, 2018

To Our Stockholders:

You are invited to attend the 2018 annual meeting of stockholders of G1 Therapeutics, Inc. (the “Corporation”) to be held at 8:00 a.m. EST on Thursday, June 7, 2018, at the North Carolina Biotech Center at 15 T.W. Alexander Drive, Research Triangle Park, NC 27709.

Details regarding the meeting, the business to be conducted at the meeting, and information about the Corporation that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, two persons will be elected to our Board of Directors. In addition, we will ask stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the annual meeting.

Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of G1 Therapeutics, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

/s/ Mark A. Velleca

Mark A. Velleca
President and Chief Executive Officer

G1 THERAPEUTICS, INC.

79 T.W. Alexander Drive

4501 Research Commons, Suite 100

Research Triangle Park, NC 27709

April 27, 2018

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, June 7, 2018

TIME: 8:00 AM EST

DATE: June 7, 2018

PLACE: North Carolina Biotech Center at 15 T.W. Alexander Drive, Research Triangle Park, NC 27709

PURPOSES:

1.	To elect two directors to serve three-year terms expiring in 2021;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of G1 Therapeutics, Inc. common stock at the close of business on April 16, 2018. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 79 T.W. Alexander Drive, 4501 Research Commons, Suite 100, Research Triangle Park, North Carolina 27709.

All stockholders are invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Barclay A. Phillips
Secretary

i

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON JUNE 7, 2018

This proxy statement and our 2018 annual report to stockholders are available for viewing, printing and downloading at www.investorvote.com/GTHX. To view these materials please have your 12-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2017 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financial Information” section of the “Investors” section of our website at http://investor.g1therapeutics.com/. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: G1 Therapeutics, Inc., Attn: Investor Relations, 79 T.W. Alexander Drive, 4501 Research Commons, Suite 100, Research Triangle Park, NC 27709. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of G1 Therapeutics, Inc. is soliciting your proxy to vote at the 2018 annual meeting of stockholders to be held at the North Carolina Biotech Center at 15 T.W. Alexander Drive, Research Triangle Park, NC 27709, on Thursday, June 7, 2018, at 8:00 a.m. EST and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 because you owned shares of G1 Therapeutics, Inc. common stock on the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about April 27, 2018.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 16, 2018 are entitled to vote at the annual meeting. On this record date, there were 32,685,635 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare Trust Company, N.A., or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 6, 2018.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holders listed in the proxy in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying G1 Therapeutics, Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on certain of the proposals set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the votes cast for and against this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018, our Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, Computershare Trust Company, N.A., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 8:00 a.m. EST on Thursday, June 7, 2018 at the North Carolina Biotech Center at 15 T.W. Alexander Drive, Research Triangle Park, NC 27709. When you arrive at the meeting site, signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact our transfer agent, Computershare Trust Company, N.A., by calling their toll free number, 1-877-373-6374.

If you do not wish to participate in “householding” and would like to receive your own Notice or, if applicable, set of G1 Therapeutics, Inc.’s proxy materials in future years, follow the instructions described below. Conversely, if you share an address with another G1 Therapeutics, Inc. stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•	If your G1 Therapeutics, Inc. shares are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling them at 1-877-373-6374 or writing them at PO Box 505000, Louisville, Kentucky 40233-5000.

•	If a broker or other nominee holds your G1 Therapeutics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card;

•	following the instructions provided when you vote over the Internet; or

•	going to www-us.computershare.com/investor and following the instructions provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2018 for (a) the executive officers named in the Summary Compensation Table on page 18 of this proxy statement, (b) each of our directors and director nominees, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2018 pursuant to the exercise of options, warrants or other rights to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 32,684,885 shares of common stock outstanding on March 31, 2018.

	Shares of common stock beneficially owned
Name and Address (1)	Number	Percent
More than 5% stockholders:
FMR LLC (2)	4,616,644	14.12%
Hatteras Venture Partners (3)	4,075,211	12.47%
Eshelman Ventures, LLC (4)	3,439,151	10.52%
MedImmune Ventures, Inc. (5)	2,950,630	9.03%

Directors and named executive officers:
Mark A. Velleca, M.D., Ph.D. (6)	834,440	2.49%
Terry L. Murdock	—	—
Barclay (Buck) A. Phillips	—	—
Seth A. Rudnick, M.D. (7)	156,769	*
Fredric N. Eshelman, Pharm.D. (4)(8)	3,694,701	11.30%
Glenn P. Muir (9)	170,945	*
Tyrell J. Rivers, Ph.D.	—	—
Christy L. Shaffer, Ph.D. (10)	6,545	*
Sir Andrew P. Witty (6)	5,550	*
Willie A. Deese	—	—
Cynthia L. Schwalm	80	*
All directors and current executive officers as a group (14 persons)(11)	5,456,983	15.92%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address for each beneficial owner listed is c/o G1 Therapeutics, Inc., 79 T.W. Alexander Drive, 4501 Research Commons, Suite 100, Research Triangle Park, NC 27709.
(2)	Consists of 4,616,644 shares of common stock believed to be held by FMR LLC as of March 31, 2018. The address of FMR LLC is 245 Summer Street, Boston, MA 02210. This information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2018 by FMR LLC, reporting information as of December 29, 2017.
(3)	Consists of 3,861,797 shares of common stock held by Hatteras Venture Partners IV SBIC, L.P. as of March 31, 2018; 212,419 shares of common stock held by Hatteras NC Fund, L.P. as of March 31, 2018; and 995 shares of common stock held by Hatteras Venture Advisors V, LLC as of March 31, 2018. The address of each entity listed in this note is 280 S. Mangum Street, Suite 350, Durham, NC 27701.
(4)	Consists of 3,439,151 shares of common stock held by Eshelman Ventures, LLC as of March 31, 2018. Dr. Fredric N. Eshelman, a member of our board of directors and the founder and principal of Eshelman Ventures, LLC, may be deemed to beneficially own the shares held by Eshelman Ventures, LLC. The address of Eshelman Ventures, LLC and Dr. Eshelman is 319 North Third Street, Suite 301, Wilmington, NC 28401.

(5)	Consists of 2,950,630 shares of common stock held by MedImmune Ventures, Inc. as of March 31, 2018. MedImmune Ventures, Inc. is wholly owned by AstraZeneca plc, and AstraZeneca plc may be deemed to beneficially own the shares held by MedImmune Ventures, Inc. The address of MedImmune Ventures, Inc. is One MedImmune Way, Gaithersburg, MD 20878. The address of AstraZeneca plc is 2 Kingdom Street, London W2 6BD.
(6)	Consists of options to purchase shares of our common stock that are exercisable as of March 31, 2018, or will become exercisable within 60 days after such date.
(7)	Consists of options to purchase shares of our common stock held by Dr. Seth Rudnick that are exercisable as of 156,769, or will become exercisable within 60 days after such date. This number does not include 58,282 shares of common stock held by the Seth A. Rudnick 2014 Irrevocable GST Trust U/A Dated 3/1/2014, because Dr. Rudnick has neither voting nor investment power over these shares.
(8)	Consists of 5,550 options to purchase shares of our common stock that are exercisable as of March 31, 2018, or will become exercisable within 60 days after such date, and 250,000 shares of common stock held by Dr. Eshelman. Also includes 3,439,151 shares of common stock held by Eshelman Ventures, LLC as of March 31, 2018, as explained in footnote (4) above.
(9)	Consists of 49,976 options to purchase shares of our common stock that are exercisable as of March 31, 2018, or will become exercisable within 60 days after such date, and 120,969 shares of common stock held by Mr. Muir.
(10)	Consists of 5,550 options to purchase shares of our common stock that are exercisable as of March 31, 2018, or will become exercisable within 60 days after such date, and 995 shares of common stock held by Hatteras Venture Advisors V, LLC as of March 31, 2018, as explained in footnote (3) above. Dr. Christy Shaffer, a member of our board of directors, may be deemed to beneficially own the shares held by Hatteras Venture Advisors V, LLC.
(11)	See notes 3, 4, 6, 7, 8, 9 and 10 above. Also includes Jay C. Strum, Rajesh K. Malik and Jennifer K. Moses, who are executive officers but not named executive officers.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our charter provides that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of seven members, classified into three classes as follows:

(1) Tyrell J. Rivers and Christy L. Shaffer constitute Class I, with a term ending at the 2018 annual meeting;

(2) Seth A. Rudnick, Frederick N. Eshelman and Andrew P. Witty constitute Class II, with a term ending at the 2019 annual meeting; and

(3) Mark A. Velleca and Glenn P. Muir constitute Class III, with a term ending at the 2020 annual meeting.

Dr. Shaffer and Dr. Rivers will continue to serve as directors through the end of their respective terms, which conclude at the 2018 annual meeting of stockholders and when their respective successors have been elected and qualified. On April 12, 2018, our board of directors accepted the recommendation of the nominating and governance committee and voted to nominate Willie A. Deese and Cynthia L. Schwalm for election as Class I directors at the annual meeting, for a term of three years to serve until the 2021 annual meeting of stockholders and until their respective successors have been elected and qualified.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position(s) with the Company
Mark A. Velleca, M.D., Ph.D.	54	Chief Executive Officer, President and Director
Seth A. Rudnick, M.D.	69	Chairman of the Board of Directors
Fredric N. Eshelman, Pharm.D.	69	Director
Glenn P. Muir	59	Director
Tyrell J. Rivers, Ph.D.	45	Director
Christy L. Shaffer, Ph.D.	60	Director
Willie A. Deese	62	Director Nominee
Cynthia L. Schwalm	58	Director Nominee
Sir Andrew P. Witty	53	Director

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with G1 Therapeutics, Inc., either directly or indirectly. Based upon this review, our Board has determined that the following current members of the Board are “independent directors” as defined by The Nasdaq Stock Market: Seth A. Rudnick, Fredric N. Eshelman, Glenn P. Muir, Tyrell Rivers, Christy Shaffer, and Andrew P. Witty.

Mark A. Velleca, M.D., Ph.D., has served as our Chief Executive Officer, President and a member of our board of directors since May 2014. Prior to joining us, Dr. Velleca was a co-founder and served as Senior Vice President of CGI Pharmaceuticals, Inc., or CGI, a biopharmaceutical company, from 1999 to 2010, where he managed the company from its inception through clinical trials of multiple drug candidates. After CGI was acquired by Gilead Sciences, Inc., or Gilead, a biotechnology company, in 2010, Dr. Velleca served as a Senior Advisor to Gilead from 2010 to April 2012, where he worked to help build its oncology pipeline. Dr. Velleca has served on the board of directors of BioMarker Strategies, a private oncology diagnostics company, from 2010 to

2012, and on the scientific advisory boards of BioRelix Inc., a biopharmaceutical company, from 2007 to 2012 and Intellikine, Inc., a biopharmaceutical company, from 2007 to 2010. Dr. Velleca most recently served as Executive Vice President at The Leukemia & Lymphoma Society from April 2012 to April 2014. Dr. Velleca also served as an attending physician at Yale New Haven Hospital and on the faculty of the Yale University School of Medicine. Dr. Velleca received his B.S. from Yale University, and his M.D. and Ph.D. from Washington University in St. Louis. We believe that Dr. Velleca’s perspective and experience as our Chief Executive Officer and President, as well as his depth of experience in the biotechnology industry, provide him with the qualifications and skills to serve on our board of directors.

Seth A. Rudnick, M.D., has served as Chairman of our board of directors since May 2014 and as the Executive Chairman of our board of directors from January 2014 to May 2014. Dr. Rudnick also serves as a member of the boards of directors of several life sciences companies, including Pozen Inc., a publicly traded pharmaceutical company, and Liquidia Technologies, Inc., a privately held biotechnology company, for which he serves as Chairman of the board of directors. From 2012 until October 2015, he served as a member of the board of directors of Square 1 Financial Inc., a financial services company that was publicly traded until October 2015, and previously served on the boards of directors of more than a dozen other privately held biotechnology companies. From 1999 to December 2013, when he retired, Dr. Rudnick was a general partner at Canaan Partners, a venture capital firm that invests in companies in the technology and healthcare sectors. From 1986 to 1991, he was head of research and development at Johnson & Johnson’s biotechnology company, Ortho Biotech, and from 1982 to 1986, Dr. Rudnick was head of pharmaceutical development at Biogen N.V. Dr. Rudnick received a B.A. from the University of Pennsylvania and an M.D. from the University of Virginia. We believe that Dr. Rudnick is qualified to serve as the Chairman of our board of directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of corporate development matters.

Fredric N. Eshelman, Pharm.D., has served as a member of our board of directors since February 2015. Dr. Eshelman founded Eshelman Ventures, LLC in March 2014, which invests in a variety of companies, primarily in the healthcare sector, and has served as a principal since its founding. Since September 2015, Dr. Eshelman has served as the Chairman of the board of directors of The Medicines Company, a publicly traded biopharmaceutical company. Dr. Eshelman also currently serves as Chairman of the board of directors of Eyenovia, Inc., a publicly traded biopharmaceutical company, where he has been a member of the board of directors since December 2014, and he has served on the board of directors of Valeant Pharmaceuticals International, Inc., a publicly traded Canadian pharmaceutical company, since March 2016. Dr. Eshelman previously served on the board of directors of Furiex Pharmaceuticals, a publicly traded biopharmaceutical company, from 2010 until July 2014, when it was sold to Forest Labs/Actavis, and of Pharmaceutical Product Development, Inc., a contract research organization that was publicly traded until 2011, from 1986 until 2011. Dr. Eshelman also served as Chief Executive Officer for Pharmaceutical Product Development, Inc., a biopharmaceutical company, from June 1990 to December 2011, as Senior Vice President, Development and a member of the board of directors of the former Glaxo Inc., a pharmaceutical company, from 1989 to 1990. He also serves on the boards of directors of a number of privately held biopharmaceutical companies. Dr. Eshelman also served on the executive committee of the Medical Foundation of North Carolina, the board of the North Carolina Biotechnology Center, and the Board of Trustees for the University of North Carolina—Wilmington. In addition, Dr. Eshelman serves as an adjunct professor at the University of North Carolina—Chapel Hill School of Pharmacy, where he chairs the Board of Visitors. Dr. Eshelman received his B.S. in pharmacy from the University of North Carolina—Chapel Hill, and a Pharm.D. from the University of Cincinnati. We believe that Dr. Eshelman is qualified to serve as a member of our board of directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of corporate development matters.

Glenn P. Muir has served as a member of our board of directors since September 2015. Mr. Muir also has served as a member of the board of directors of a publicly traded life science company, Repligen Corporation, since September 2015, as well as a privately held biotechnology company, Neuronetics, Inc., since August 2017. From July 2014 until December 2017, Mr. Muir was a member of the board of directors of ReWalk Robotics Ltd., and from August 2014 until February 2017, Mr. Muir was a member of the board of directors of RainDance

Technologies, Inc. From September 2000 until May 2014, when he retired, Mr. Muir served as Executive Vice President, Finance and Administration of Hologic, Inc., or Hologic, a publicly traded manufacturer and supplier of medical products, and was Hologic’s Chief Financial Officer from 1992 until his May 2014 retirement. Mr. Muir served as the Controller of Hologic from October 1988 to 1992, including during its initial public offering in 1990. Mr. Muir served as a director of Hologic from 2001 through August 2013. Mr. Muir holds a B.B.A. with a major in accounting from the University of Massachusetts Amherst, an M.B.A. from the Harvard Graduate School of Business Administration and an M.Sc. in taxation from Bentley College Graduate School of Business. Mr. Muir is also a certified public accountant. We believe that Mr. Muir is qualified to serve as a member of our board of directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and for his knowledge of financial and corporate development matters.

Willie A. Deese has been nominated to serve as a member of our board of directors effective with the annual meeting of stockholders in 2018. Mr. Deese retired from Merck & Co., Inc. on June 1, 2016 after serving as Executive Vice President since 2008 and President of the Merck Manufacturing Division since 2005. He was also a member of Merck’s Executive Committee. Mr. Deese originally joined Merck in 2004 as the company’s Senior Vice President of Global Procurement. Formerly, Mr. Deese served as a member of the Board of Trustees of North Carolina A&T State University from 2007 to 2015. In addition, Mr. Deese served as the Chair of the Board of Trustees of North Carolina A&T State University from 2011 to 2013. Previously, Mr. Deese served as Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline and as Senior Vice President of Procurement at SmithKlineBeecham. Mr. Deese is also a member of the boards of directors of CDK Global Inc., Public Service Enterprise Group, Inc., and DENTSPLY SIRONA Inc. Mr. Deese holds a M.B.A. from Western New England College and a B.A. in Business Administration from North Carolina A&T State University. We believe Mr. Deese is qualified to serve as a member of our board of directors based on his experience in the life sciences and pharmaceutical industries and his leadership roles at Merck.

Cynthia L. Schwalm has been nominated to serve as a member of our board of directors effective with the annual meeting of stockholders in 2018. From 2014 to October 2017, Ms. Schwalm served as President and Chief Executive Officer of Ipsen North America. Prior to joining Ipsen, Ms. Schwalm served in senior positions with various biotech and specialty pharmaceutical companies, including as President of Eisai Pharmaceuticals from 2008 to 2010, and at Amgen, Inc. as Vice President & General Manager of U.S. Oncology from 2005 to 2008 and Executive Director of the U.S. Oncology Business Unit from 2003 to 2005. Ms. Schwalm also previously held multiple commercial roles at Johnson & Johnson and Janssen Pharmaceutica, Inc. from 1985 to 2003. Ms. Schwalm has served as a member of the board of directors for privately held life science companies and non-profit organizations focused on health care delivery and global public policy. Ms. Schwalm holds an Executive M.B.A. from Wharton School of Business and a B.S. in Nursing from the University of Delaware. We believe Ms. Schwalm is qualified to serve as a member of our board of directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and her knowledge of strategic and operational leadership priorities and corporate development matters.

Tyrell J. Rivers, Ph.D., has served as a member of our board of directors since March 2017. Dr. Rivers is an Executive Director within AstraZeneca’s Corporate Development group, having responsibility for strategic equity investments, mergers and acquisitions, and divestments and has served in this role since May 2014. Prior to joining AstraZeneca, Dr. Rivers was at MedImmune Ventures from October 2009 until May 2014 where he specialized in biotechnology investing, and at Merck & Co., Inc. from 2001 through 2007 where he led the technical support for multiple commercial vaccine franchises and subsequently directed global business initiatives for accessing key technologies for research and development. Dr. Rivers earned his B.S. in Chemical Engineering from the Massachusetts Institute of Technology, a Ph.D. in Chemical Engineering from University of Texas at Austin, and his M.B.A. from the New York University Stern School of Business. Dr. Rivers also serves on the board of directors for Armaron Bio Ltd., a private clinical stage biotechnology company, and Corvidia Therapeutics, a private biotechnology company. Dr. Rivers’ term as a director will conclude at the 2018 annual meeting. We believe Dr. Rivers is qualified to serve as a member of our board of directors based on his experience in the life sciences, biotechnology and pharmaceutical industries and his knowledge of corporate development matters.

Christy L. Shaffer, Ph.D., has served as a member of our board of directors since August 2012, and from 2012 until 2014, Dr. Shaffer served as the Executive Chairperson of our board of directors. Dr. Shaffer was the Chief Executive Officer and President of Inspire Pharmaceuticals, Inc., or Inspire, until her retirement in February 2010. Inspire is a biopharmaceutical company that was acquired by Merck & Co., Inc. in 2011. Following her retirement, Dr. Shaffer served as a consultant to Inspire until February 2012. From August 2011 to August 2015, Dr. Shaffer served as a Venture Partner of Hatteras Venture Partners, a venture capital firm with a focus on biopharmaceuticals and related opportunities in human medicine, and as a Managing Director of Hatteras Discovery, which is a part of Hatteras Venture Partners. Since August 2015, Dr. Shaffer has served as a General Partner of Hatteras Venture Partners. Dr. Shaffer has served as a member of the board of Clearside Biomedical Inc., a publicly traded biopharmaceutical company, since January 2012. Dr. Shaffer also serves as a member of the boards of directors of privately held life sciences companies, including Artizan Biosciences, Inc., Spyryx Biosciences, Inc., Trefoil Therapeutics, Inc., KinoDyn Inc., for which she serves as Chairperson of the board of directors, and GrayBug, Inc., for which she serves as Chairperson of the board of directors. In September 2008, the Securities and Exchange Commission approved a non-monetary settlement of its investigation relating to Inspire’s disclosures in its periodic reports relating to a clinical trial. The Securities and Exchange Commission also approved a settlement with Dr. Shaffer, as Inspire’s President and Chief Executive Officer and a member of its board of directors, under which she consented to a cease and desist order against future violations of Section 13(a) of the Exchange Act and Rules 12b-20 and 13a-13 thereunder. The cease and desist order followed a finding by the Securities and Exchange Commission that three Quarterly Reports on Form 10-Q filed by Inspire included misleading disclosure about a clinical trial, specifically that the trial was described as “confirmatory” and “replicating” the efficacy found in an earlier trial. Dr. Shaffer did not admit or deny any findings in the order, and the order did not include any finding of any violation of any statute or regulation that involved any intentional wrongdoing or fraud, any monetary payments or other sanctions or otherwise affect Dr. Shaffer’s future employment status, nor did it prohibit Dr. Shaffer from serving in any capacity on public company boards of directors. Dr. Shaffer received her Ph.D. in Pharmacology from the University of Tennessee Health Science Center. Dr. Shaffer’s term as a director will conclude at the 2018 annual meeting. We believe that Dr. Shaffer is qualified to serve as a member of our board of directors based on her experience in the life sciences, biotechnology and pharmaceutical industries and for her knowledge of corporate development matters.

Sir Andrew P. Witty has served as a member of our board of directors since July 2017. Mr. Witty has served as Chancellor of the University of Nottingham in England since 2013, and will become chief executive at Optum in July 2018. Mr. Witty recently retired as Chief Executive Officer of GSK, a position he held from May 2008 until March 2017. Mr. Witty joined GSK in 1985 and served in a variety of roles in the U.K. and overseas, including South Africa, the U.S. and Singapore. Mr. Witty has served in numerous advisory roles to governments around the world including South Africa; Guangzhou, China; and the U.K., where he was a member of the Prime Minister’s Business Advisory Group from 2010 until 2015. In 2012, Mr. Witty was awarded a knighthood for services to the U.K. pharmaceutical industry. In May 2016, Mr. Witty became a visiting professor at the Institute of Global Health Innovation at Imperial College, London. He has a joint honors B.A. in economics from the University of Nottingham, England. We believe that Mr. Witty is qualified to serve as a member of our board of directors based on his extensive experience in the pharmaceutical industry, including serving as a chief executive officer of a global pharmaceutical company.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended December 31, 2017 there were nine meetings of our Board of Directors, and the various committees of the Board met a total of eight times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal 2017. The Board has adopted a policy under which each member of the Board makes every effort to but is not required to attend each annual meeting of our stockholders.

Audit Committee. Our Audit Committee met four times during fiscal 2017. This committee currently has three members, Glenn P. Muir (Chairman), Frederic N. Eshelman and Tyrell J. Rivers. Our Audit Committee’s

role and responsibilities are set forth in the Audit Committee’s written charter and include selecting a firm to serve as the independent registered public accounting firm to audit our financial statements. In addition, the Audit Committee ensures the independence of the independent registered public accounting firm, discusses the scope and results of the audit with the independent registered public accounting firm and reviews our interim and year-end operating results with management and that firm, establishes procedures for employees to anonymously submit concerns about questionable accounting or audit matters, considers the effectiveness of our internal controls and internal audit function, reviews material related-party transactions or those that require disclosure, and approves or, as permitted, pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The Nasdaq Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Muir is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Compensation Committee. Our Compensation Committee met two times during fiscal 2017. This committee currently has three members, Christy L. Shaffer (Chairman), Glenn P. Muir and Seth A. Rudnick. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers, reviewing and recommending to our board of directors the compensation of our directors, reviewing and recommending to our board of directors the terms of any compensatory agreements with our executive officers, administering our stock and equity incentive plans, reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans, and reviewing all overall compensation policies and practices. Our Compensation Committee also administers our 2017 Employee, Director and Consultant Equity Plan. The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present. Our board of directors has determined that Dr. Shaffer, Mr. Muir and Mr. Rudnick are “independent” as defined in the rules of The Nasdaq Stock Market. The composition of our compensation committee meets the requirements for independence under the listing standards of The Nasdaq Global Select Market, including the applicable transition rules.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation:

The Compensation Committee may, by resolution passed by a majority of its members, designate one or more subcommittees, each subcommittee to consist of at least two members of the Compensation Committee. Any such subcommittee, to the extent provided in the resolutions of the Compensation Committee and to the extent not limited by applicable law, shall have and may exercise all the powers and authority of the Compensation Committee. Each subcommittee shall have such name as may be determined from time to time by resolution adopted by the Compensation Committee. Each subcommittee shall keep regular minutes of its meetings and report the same to the Compensation Committee or the Board of Directors when required.

The Compensation Committee shall have the authority to retain or obtain the advice of such compensation consultants, legal counsel, experts and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee shall be directly responsible for the appointment, compensation and oversight of its consultants, legal counsel, experts and advisors and shall have sole authority to approve their fees and retention terms, and G1 Therapeutics, Inc. shall provide funding for such fees and related expenses.

Before selecting any such consultant, legal counsel, expert or advisor, the Compensation Committee shall consider the following independence factors:

•	The provision of other services to G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert or advisor.

•	The amount of fees received from G1 Therapeutics, Inc. by the entity that employs the consultant, legal counsel, expert or advisor.

•	The policies and procedures of the entity that employs the consultant, legal counsel, expert or advisor that are designed to prevent conflicts of interest.

•	Any business or personal relationship of the consultant, legal counsel, expert or advisor with a member of the Compensation Committee.

•	Any stock of G1 Therapeutics, Inc. owned by the consultant, legal counsel, expert or advisor.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.g1therapeutics.com.

Nominating and Governance Committee.

Our Nominating and Governance Committee (the “Nominating Committee”) met once during fiscal 2017 and has three members, Seth A. Rudnick (Chairman), Christy L. Shaffer and Andrew P. Witty. Our board of directors has determined that Dr. Shaffer, Mr. Witty and Mr. Rudnick are “independent” as defined in the applicable rules of The Nasdaq Global Select Market. The Nominating Committee’s responsibilities include:

•	identifying and recommending candidates for membership on our board of directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the code of conduct for directors and executive officers;

•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

•	assisting our board of directors on corporate governance matters.

Generally, our Nominating Committee considers candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. Once identified, the Nominating Committee will evaluate a candidate’s qualifications in accordance with our Nominating and Governance Committee Policy Regarding Qualifications of Directors appended to our Nominating Committee’s written charter. Threshold criteria include: personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of our industry, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of our stockholders. Our Nominating Committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the Nominating Committee will consider issues of diversity among its members in identifying and considering nominees for director, and strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the board and its committees.

If a stockholder wishes to propose a candidate for consideration as a nominee for election to the Board, it must follow the procedures described in our Bylaws and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement. In general, persons recommended by stockholders will be considered in accordance with our Policy on Shareholder Recommendation of Candidates for Election as Directors appended to our Nominating Committee’s written charter. Any such recommendation should be made in writing to the Nominating and Governance Committee, care of our Corporate Secretary at our principal office and should be accompanied by the following information concerning each recommending stockholder and the beneficial owner, if any, on whose behalf the nomination is made:

•	all information relating to such person that would be required to be disclosed in a proxy statement;

•	certain biographical and share ownership information about the stockholder and any other proponent, including a description of any derivative transactions in the Company’s securities;

•	a description of certain arrangements and understandings between the proposing stockholder and any beneficial owner and any other person in connection with such stockholder nomination; and

•	a statement whether or not either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of voting shares sufficient to carry the proposal.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	certain biographical information concerning the proposed nominee;

•	all information concerning the proposed nominee required to be disclosed in solicitations of proxies for election of directors;

•	certain information about any other security holder of the Company who supports the proposed nominee;

•	a description of all relationships between the proposed nominee and the recommending stockholder or any beneficial owner, including any agreements or understandings regarding the nomination; and

•	additional disclosures relating to stockholder nominees for directors, including completed questionnaires and disclosures required by our Bylaws.

A copy of the Nominating Committee’s written charter, including its appendices, is publicly available on the Company’s website at www.g1therapeutics.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see the “Certain Relationships and Related Party Transactions” section.

Board Leadership Structure and Role in Risk Oversight

Our board of directors is currently chaired by Dr. Rudnick. As a general policy, our board of directors believes that separation of the positions of chairman and chief executive officer reinforces the independence of the board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the board of directors as a whole. As such, Dr. Velleca serves as our President and Chief Executive Officer while Dr. Rudnick serves as our Chairman of the board of directors but is not an officer.

Our board of directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our board of directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our company, our board of directors addresses the primary risks associated with those operations and corporate functions. In addition, our board of directors reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our board committees also oversees the management of our company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Executive Officer reports to the audit committee and is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our audit committee meets privately with representatives from our independent registered public accounting firm and our Chief Executive Officer. The audit committee oversees the operation of our risk management program, including the identification of the primary risks associated with our business and periodic updates to such risks, and reports to our board of directors regarding these activities.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at 919-907-1944. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions to individual Board members using the “Contact Us” page of our website at www.g1therapeutics.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers who are not also directors. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time.

Name	Age	Position(s) with the Company
Rajesh L. Malik, M.D.	59	Chief Medical Officer and Senior Vice President Research and Development
Terry L. Murdock	58	Senior Vice President of Development Operations
Barclay (Buck) A. Phillips	55	Chief Financial Officer and Senior Vice President, Corporate Development
Jay C. Strum, Ph.D.	54	Chief Scientific Officer
Jennifer K. Moses	43	Vice President of Finance and Administration

Rajesh K. Malik, M.D., has served as our Chief Medical Officer since July 2014 and Chief Medical Officer and Senior Vice President of Research and Development since January 2018. He has over 20 years of experience in all phases of drug development in the pharmaceutical and biotechnology industry and academic medicine, with a focus in oncology. Prior to becoming our Chief Medical Officer, Dr. Malik served as a consultant for business, clinical and regulatory matters from May 2013 through July 2014, including as a consultant to our Company from July 2013 to June 2014. Prior to joining us, Dr. Malik served as Chief Medical Officer of Agennix AG, a German biotechnology company, from January 2007 to September 2013, and as a member of the management board of Agennix AG from November 2009 to September 2013. Dr. Malik also served as Chief Medical Officer of Adherex Technologies, Inc., a biopharmaceutical company, from September 2004 to January 2007. Dr. Malik also served as an attending physician at University of Virginia Medical Center and on the faculty of the University of Virginia School of Medicine. Dr. Malik received his M.B. and Ch.B. from the University of Sheffield Medical School.

Terry L. Murdock has served as our Senior Vice President of Development Operations since August 2017. Prior to joining us, Mr. Murdock served as Vice President, Development Solutions of the Oncology Center for Excellence at IQVIA Holdings Inc., or IQVIA, formerly Quintiles IMS Holdings, Inc., a publicly traded healthcare services company, from September 2014 to August 2015, and then as Vice President, Global Head of the Oncology Center for Excellence at IQVIA from August 2015 to July 2017, where he was responsible for leading cross-functional teams to provide customers with innovative designs or clinical delivery strategies to advance and optimize oncology assets. Prior to his tenure with IQVIA, Mr. Murdock served as President North America and a member of the board of directors of Ergomed Clinical Research, Inc., a wholly owned subsidiary of Ergomed plc, a publicly traded British pharmaceutical services company; Senior Vice President of ILEX Oncology Inc., or ILEX, and later Genzyme Corporation, a British biotechnology company, following its acquisition of ILEX, where he was responsible for the Phase 3 development, approval, and launch of LEMTRADA® in oncology and autoimmune indications; and Vice President at The US Oncology Network, a healthcare services company. Mr. Murdock received his M.S. and B.S. from the University of Texas at Arlington.

Barclay (Buck) A. Phillips has served as our Chief Financial Officer and Senior Vice President, Corporate Development since November 2017. Prior to joining us, Mr. Phillips served as Senior Vice President, Chief Financial Officer and Treasurer of Novavax, Inc., a publicly traded biotechnology company, from June 2013 to November 2017, where he led financial operations and was part of the executive team responsible for corporate strategy and mergers and acquisitions. From September 2008 to April 2012, Mr. Phillips served as Senior Vice President and Chief Financial Officer at Micromet, Inc., which was acquired by Amgen Inc. in 2012 for $1.2 billion. Earlier in his career, Mr. Phillips served as Managing Director at Vector Fund Management, L.P., a former venture capital firm, and Biotechnology Analyst and Director of Venture Investments at Invesco Funds Group, Inc., a privately held mutual fund management company. Mr. Phillips received his B.A. in economics from the University of Colorado at Boulder.

Jay C. Strum, Ph.D., has served as our Chief Scientific Officer since 2009, and in addition to this role, served as our President and a member of our board of directors from 2011 until 2014. Prior to joining us, Dr. Strum served as a scientist, manager and then Director of the Genomics Division at GlaxoSmithKline plc, or GSK, a British pharmaceutical company, from May 1995 to February 2009, where he developed drugs in multiple therapeutic areas and target classes with a focus on kinases. In his role as a manager at GSK, Dr. Strum served as a program leader of interdisciplinary research and development teams in early drug discovery in metabolic diseases and oncology, and he contributed to the discovery of numerous drug candidates and the development of three approved drugs, including TYKERB. As the Director of the Genomics Division at GSK, he led the creation and operation of an international department responsible for supporting genomics research in all therapeutic areas within GSK. Dr. Strum is the author of more than 40 scientific publications and co-inventor of all intellectual property owned or co-owned by the Company that covers trilaciclib or G1T38 or their method of use, which consists of 11 patent families with five issued U.S. patents. Dr. Strum is also the co-inventor of another six patent families and six issued patents that cover additional compounds of interest. In total, Dr. Strum is a co-inventor of more than 75 applications that have entered the national phase of prosecution in countries outside the United States. Dr. Strum received his B.S. and B.A. from Western Carolina University and his Ph.D. in biochemistry from Wake Forest University.

Jennifer K. Moses has served as our Vice President of Finance and Administration since March 2015 and provided financial consulting services to our Company from October 2012 through February 2015. From October 2007 through February 2015, Ms. Moses was a partner of RankinMcKenzie, LLC, a professional finance and accounting services firm, and provided financial services to private companies. Previously, she was a senior manager in the tax services group at Deloitte LLP, where she served clients ranging from small, emerging growth companies to large, publicly traded companies. Ms. Moses received her B.S. from Pennsylvania State University and is a certified public accountant.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the total compensation paid or accrued during the fiscal years ended December 31, 2016 and December 31, 2017, to our Chief Executive Officer and President and our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2017, and were serving as executive officers as of such date.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	401(k) match compensation ($)(3)	All Other Compensation ($)(4)	Total($)
Mark A. Velleca, M.D., Ph.D.	2017	467,617	262,500	—	8,100	—	738,217
Chief Executive Officer and President	2016	405,000	133,650	788,196	7,950	—	1,334,796

Terry L. Murdock (5)	2017	142,500	50,374	897,326	—	61,875	1,152,075
Senior Vice President of Development Operations

Barclay (Buck) A. Phillips (6)	2017	50,455	—	3,296,127	—	—	3,346,582
Chief Financial Officer and Senior Vice President, Corporate Development

(1)	2017 amounts represent cash bonuses earned for the 12-month period from January 1, 2017 to December 31, 2017, and exclude payments made in 2017 for 2016 bonuses. 2016 amounts represent cash bonuses earned for the 12-month period from January 1, 2016 to December 31, 2016, and exclude payments made in 2016 for 2015 bonuses.
(2)	These amounts represent the aggregate grant date fair value for option awards granted during our fiscal years ended December 31, 2017 and December 31, 2016, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.
(3)	These amounts represent matching contributions made by the Company for the Named Executive Officers under the Company’s 401(k) plan. The Company’s matching contribution is equal to 50% of the employee’s deferrals under the plan up to 6% of the employee’s compensation.
(4)	These amounts represent relocation assistance payments.
(5)	Mr. Murdock’s employment commenced with us in August 2017. The 2017 salary and bonus amounts reported reflect the pro rata portion of Mr. Murdock’s annual salary of $342,000 from commencement of his employment through December 31, 2017, and a pro rated bonus.
(6)	Mr. Phillips’ employment commenced with us in November 2017. The 2017 salary reported reflects the pro rata portion of Mr. Phillips’ annual salary of $370,000 from commencement of his employment through December 31, 2017. Mr. Phillips was not eligible for a bonus in 2017 due to his start date occurring in the fourth quarter of 2017.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into executive employment agreements with each of our named executive officers in connection with their employment with us, the material terms of which are described below. These executive employment agreements provide for “at will” employment and obligate each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.

Mark A. Velleca, M.D., Ph.D.

We entered into an executive employment agreement with Dr. Velleca with respect to his service as Chief Executive Officer on May 19, 2014, which was subsequently amended on February 1, 2015, to reflect an increase to Dr. Velleca’s annual base salary and the deletion of a provision providing for reimbursement of temporary housing and travel expenses in relation to his commute to our corporate headquarters, and on May 10, 2016, to reflect a subsequent increase to Dr. Velleca’s annual base salary. Under the terms of the agreement, Dr. Velleca was entitled to an initial annual base salary of $405,000 and his current base salary is $500,000. Dr. Velleca is eligible to receive an annual bonus of up to 50% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our board of directors. The agreement also provides for reimbursement of certain of Dr. Velleca’s relocation expenses in an amount of up to $25,000, which reimbursement will occur upon Dr. Velleca’s relocation. Pursuant to the agreement, Dr. Velleca is entitled to 12 months of his then-current base salary in the event we terminate his employment without Cause, as defined below, or Dr. Velleca terminates his employment with us for Good Reason, as defined below, subject to Dr. Velleca’s execution of a release satisfactory to us following such termination.

Terry L. Murdock

We entered into an executive employment agreement with Mr. Murdock with respect to his service as Senior Vice President of Development Operations on August 1, 2017. Under the terms of the agreement, Mr. Murdock is entitled to an initial annual base salary of $342,000. Mr. Murdock is eligible to receive an annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our board of directors. The agreement also provides for reimbursement of certain of Mr. Murdock’s relocation expenses in an amount of up to $100,000. Pursuant to the agreement, Mr. Murdock is entitled to 6 months of his then-current base salary in the event we terminate his employment without Cause, as defined below, or Mr. Murdock terminates his employment with us for Good Reason, as defined below, subject to Mr. Murdock’s execution of a release satisfactory to us following such termination.

Barclay (Buck) A. Phillips

We entered into an executive employment agreement with Mr. Phillips with respect to his service as Chief Financial Officer and Senior Vice President, Corporate Development on November 13, 2017. Under the terms of the agreement, Mr. Phillips is entitled to an initial annual base salary of $370,000. Mr. Phillips is eligible to receive an annual bonus of up to 35% of his then-current base salary based on achievement of certain individual and corporate targets in the sole discretion of our board of directors, and a $120,000 performance-based bonus to be paid upon delivery of a gap analysis of financial practices and procedures of the Company. The agreement also provides for reimbursement of certain of Mr. Phillips’ relocation expenses in an amount of up to $100,000. Pursuant to the agreement, Mr. Phillips is entitled to 12 months of his then-current base salary in the event we terminate his employment without Cause, as defined below, or Mr. Phillips terminates his employment with us for Good Reason, as defined below, subject to Mr. Phillips’ execution of a release satisfactory to us following such termination.

The following definitions apply to Dr. Velleca’s, Mr. Phillips’ and Mr. Murdock’s executive employment agreements:

Cause is defined in each agreement as the employee’s (i) fraud, embezzlement or misappropriation with respect to the Company, (ii) material breach of fiduciary duties to the Company, (iii) willful or negligent misconduct (in the case of Dr. Velleca, that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company), (iv) material breach of the agreement, (v) willful failure or refusal to perform material duties under the agreement or failure to follow specific lawful instructions (of our board of directors, in the case of Dr. Velleca, or of the Company, in the case of Mr. Phillips and Mr. Murdock), (vi) conviction or plea of nolo contendere in respect of a felony or misdemeanor involving moral turpitude,

(vii) alcohol or substance abuse that has a material adverse effect on the ability to perform duties under the agreement or (viii) engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability).

Good Reason is defined in each agreement as (i) a material reduction of base salary not generally applicable to other executive-level employees of the Company, (ii) a material diminution of authority, duties or responsibilities or (iii) the Company’s material breach of the agreement. In the case of Mr. Phillips and Mr. Murdock, Good Reason also includes a relocation of the employee’s primary workplace to a location that is more than 50 miles from the location of the employee’s primary workplace as of the date of the agreement.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table shows grants of stock options outstanding on the last day of the fiscal year ended December 31, 2017, to each of the executive officers named in the Summary Compensation Table.

	Option Awards (1)
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)
Name	Exercisable		Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date
Mark A. Velleca,	366,627	(2)	42,659	(2)	0.39	05/09/2024
M.D., Ph.D.	173,538	(3)	71,462	(3)	0.30	02/27/2025
	87,210	(4)	94,723	(4)	3.72	12/21/2025
	112,146	(5)	171,187	(5)	4.17	05/10/2026

Terry L. Murdock	—		100,000	(6)	13.51	08/01/2027

Barclay (Buck) A. Phillips	—		250,000	(7)	19.46	12/06/2027

(1)	The outstanding equity awards in the table above were granted pursuant to our 2011 Equity Incentive Plan, as amended, our 2017 Plan, or as an inducement grant.
(2)	Represents an option to purchase shares of our common stock granted on May 9, 2014. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vested on May 19, 2015, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested. Fifty percent of any unvested portion of the option will vest immediately upon a Change in Control, and any remaining unvested portion of the option will immediately vest if employee is terminated by us without Cause, as defined above under the “—Narrative disclosure to summary compensation table” section, within 90 days following a Change in Control. A Change in Control is defined as a (i) merger or consolidation of the Company with or into another entity such that the stockholders of the Company prior to the transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of the assets of the Company, or (iii) the sale or other disposition of greater than 50% of the then-outstanding voting stock of the Company by holders thereof to one or more persons or entities who are not then stockholders of the Company.
(3)	Represents an option to purchase shares of our common stock granted on February 27, 2015. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on February 28, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested. Fifty percent of any unvested portion of the option will vest immediately upon a Change in Control, as defined in footnote (2) above, and any remaining unvested portion of the option will immediately vest if employee is terminated by us without Cause, as defined above under the “—Narrative disclosure to summary compensation table” section within 90 days following a Change in Control, as defined in footnote (2) above.

(4)	Represents an option to purchase shares of our common stock granted on December 21, 2015. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on December 21, 2016, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested. Fifty percent of any unvested portion of the option will vest immediately upon a Change in Control, as defined in footnote (2) above, and any remaining unvested portion of the option will immediately vest if employee is terminated by us without Cause, as defined above under the “—Narrative disclosure to summary compensation table” section within 90 days following a Change in Control, as defined in footnote (2) above.
(5)	Represents an option to purchase shares of our common stock granted on May 10, 2016. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on May 10, 2017, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested. Fifty percent of any unvested portion of the option will vest immediately upon a Change in Control, as defined in footnote (2) above, and any remaining unvested portion of the option will immediately vest if employee is terminated by us without Cause, as defined above under the “—Narrative disclosure to summary compensation table” section within 90 days following a Change in Control, as defined in footnote (2) above.
(6)	Represents an option to purchase shares of our common stock granted on August 1, 2017. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on August 1, 2018, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested. Fifty percent of any unvested portion of the option will vest immediately upon a Change in Control, as defined in footnote (2) above, and any remaining unvested portion of the option will immediately vest if employee is terminated by us without Cause, as defined above under the “—Narrative disclosure to summary compensation table” section within 90 days following a Change in Control, as defined in footnote (2) above.
(7)	Represents an option to purchase shares of our common stock granted on December 6, 2017. The shares underlying this option vest as follows: subject to continued service, one-fourth (1/4th) vests on November 13, 2018, and on the same day of each succeeding calendar month thereafter, an additional one thirty-sixth (1/36th) of the remaining unvested shares will vest until all of the shares underlying the option are vested. Fifty percent of any unvested portion of the option will vest immediately upon a Change in Control, as defined in footnote (2) above, and any remaining unvested portion of the option will immediately vest if employee is terminated by us without Cause, as defined above under the “—Narrative disclosure to summary compensation table” section within 90 days following a Change in Control, as defined in footnote (2) above.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended December 31, 2017 to each of our non-employee directors. Directors who are employed by us are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation	Total ($)
Seth A. Rudnick, M.D. (2)	43,912	203,111	10,500	257,523
Fredric N. Eshelman, Pharm.D. (3)	25,920	203,111	—	229,031
Michael J. Gutch (4)	—	—	—	—
Peter Kolchinsky, Ph.D. (5)	—	—	—	—
Glenn P. Muir (6)	33,544	203,111	—	236,655
Tyrell J. Rivers, Ph.D. (7)	28,055	—	—	28,055
Christy L. Shaffer, Ph.D. (8)	29,580	203,111	—	232,691
Timothy E. Sullivan (9)	—	—	—	—
Sir Andrew P. Witty (10)	18,204	203,111	—	221,315

(1)	These amounts represent the aggregate grant date fair value for option awards granted during our fiscal year ended December 31, 2017, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 8 to our financial statements included elsewhere in this prospectus.
(2)	Pursuant to our Non-Employee Director Compensation Policy, Dr. Rudnick was paid a cash retainer of $43,912 for his service on the board of directors. On July 11, 2017, we granted Dr. Rudnick an option to purchase 20,000 shares of our common stock as further compensation for his service on the board of directors. The shares are scheduled to vest over three years in equal monthly installments beginning on July 31, 2017 through June 30, 2020. As of December 31, 2017, 3,330 of these shares were vested. We also paid Dr. Rudnick $10,500 for his service as a member of our scientific and clinical advisory boards during the year ended December 31, 2017, which is included in All Other Compensation.
(3)	Pursuant to our Non-Employee Director Compensation Policy, Dr. Eshelman was paid a cash retainer of $25,920 for his service on the board of directors. On July 11, 2017, we granted Dr. Eshelman an option to purchase 20,000 shares of our common stock as further compensation for his service on the board of directors. The shares are scheduled to vest over three years in equal monthly installments beginning on July 31, 2017 through June 30, 2020. As of December 31, 2017, 3,330 of these shares were vested.
(4)	Mr. Gutch resigned from the board of directors on March 14, 2017.
(5)	Dr. Kolchinsky resigned from the board of directors on May 22, 2017.
(6)	Pursuant to our Non-Employee Director Compensation Policy, Mr. Muir was paid a cash retainer of $33,544 for his service on the board of directors. On July 11, 2017, we granted Mr. Muir an option to purchase 20,000 shares of our common stock as further compensation for his service on the board of directors. The shares are scheduled to vest over three years in equal monthly installments beginning on July 31, 2017 through June 30, 2020. As of December 31, 2017, 3,330 of these shares were vested.
(7)	Pursuant to our Non-Employee Director Compensation Policy, Dr. Rivers was paid a cash retainer of $28,055 for his service on the board of directors.
(8)	Pursuant to our Non-Employee Director Compensation Policy, Dr. Shaffer was paid a cash retainer of $29,580 for her service on the board of directors. On July 11, 2017, we granted Dr. Shaffer an option to purchase 20,000 shares of our common stock as further compensation for her service on the board of directors. The shares are scheduled to vest over three years in equal monthly installments beginning on July 31, 2017 through June 30, 2020. As of December 31, 2017, 3,330 of these shares were vested.
(9)	Mr. Sullivan resigned from the board of directors on May 22, 2017.
(10)

Pursuant to our Non-Employee Director Compensation Policy, Mr. Witty was paid a cash retainer of $18,204 for his service on the board of directors. On July 11, 2017, we granted Mr. Witty an option to purchase 20,000 shares of our common stock as further compensation for his service on the board of directors. The shares are scheduled to vest over three years in equal monthly installments beginning on July 31, 2017 through June 30, 2020. As of December 31, 2017, 3,330 of these shares were vested.

Agreements with Non-Employee Directors

Seth A. Rudnick, M.D.

On July 1, 2014, we entered into a director agreement with Dr. Rudnick with respect to his service as the Chairman of our board of directors, which expired on June 30, 2016, or the 2014 Director Agreement. Following the expiration of the 2014 Director Agreement, we entered into a director agreement with Dr. Rudnick with respect to his service as the Chairman of our board of directors on July 15, 2016, or the 2016 Director Agreement. The 2016 Director Agreement was in effect from July 1, 2016 through the date of our initial public offering.

On July 1, 2014, we entered into an advisory board member agreement with Dr. Rudnick with respect to his service as a member of our scientific and clinical advisory boards, which expired on June 30, 2016. On July 15, 2016, we entered into a subsequent advisory board member agreement with Dr. Rudnick with a term of July 1, 2016 through June 30, 2018; however, it may be terminated by Dr. Rudnick or by us at any time on at least 30 days’ written notice. Under the terms of the agreement, Dr. Rudnick is entitled to receive cash compensation in the amount of $6,000 annually and $3,000 for each advisory board meeting attended in person and $1,500 for each advisory board meeting attended telephonically.

During the terms of the agreements, Dr. Rudnick is obligated to refrain from disclosing or using any of our proprietary information received in connection with his service and to assign to us any inventions conceived or developed in connection with his service. In addition, during the terms of the agreements, Dr. Rudnick is required to provide us with prior written notice of any consulting projects or employment he undertakes with companies whose business would directly competitive with our business, after receipt of which we may terminate the agreements effective immediately.

Non-Employee Director Compensation Policy

We have adopted a policy with respect to the compensation payable to our non-employee directors. Under this policy, each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards. Our non-employee directors receive the following annual retainers for their service:

Position	Retainer
Board Member	$35,000
Board Chairperson	25,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Governance Committee Chair	7,000
Audit Committee Member	7,500
Compensation Committee Member	5,000
Nominating and Governance Committee Member	3,500

Equity awards for non-employee directors consist of (i) an initial equity award consisting of options to purchase shares equal to 20,000 shares of our outstanding common stock upon first appointment to our board of directors and vesting monthly over a period of three years, subject to the non-employee director’s continued service on the Board, and (ii) annual equity awards consisting of options to purchase shares equal to 10,000 shares of our outstanding common stock vesting 12 months after the grant date, subject to the non-employee director’s continued service on the Board.

Directors may be reimbursed for travel, food, lodging and other expenses directly related to their service as directors. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and by-laws.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2017.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,966,333	(1)	$3.84	1,602,687	(1)
Equity compensation plans not approved by security holders(3)	150,000	(2)	$19.46	—	(2)
Total	4,116,333		$4.41	1,602,687

(1)	This plan category consists of our 2017 Employee, Director and Consultant Equity Plan and our 2011 Equity Incentive Plan.
(2)	This plan category consists of an inducement grant provided to Mr. Phillips pursuant to the terms of our stock option agreement with him (as discussed below).

Summary Description of the Company’s Non-Stockholder Approved Equity Compensation Plans and Other Benefit Plans

Inducement Grant

In connection with our hiring of Mr. Phillips, our board of directors approved an inducement grant of an option to purchase up to 150,000 shares of our common stock, with an exercise price of $19.46 per share, which was equal to the closing price per share of our common stock on the date of grant. The option is scheduled to vest over four years, with 25% of the shares scheduled to vest on November 13, 2018, and the remainder scheduled to vest ratably on the 13th of each subsequent month thereafter through November 13, 2021, subject to Mr. Phillips’ continued service relationship with our company through the applicable vesting dates.

401(k) Plan

We maintain a 401(k) plan for employees. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Service Code of 1986, as amended, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to the employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. The 401(k) plan permits us to make contributions up to the limits allowed by law on behalf of all eligible employees. Since January 1, 2016, we make matching contributions of 50% of the first 6% contributed by employees to our 401(k) plan.

Rule 10b5-1 Sales Plans

Some of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in limited circumstances. Our directors and executive officers may also buy or sell additional shares of our common stock outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Stock Market Rules, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.g1therapeutics.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of PricewaterhouseCoopers LLP. In fulfilling its responsibilities for the financial statements for fiscal year 2017, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm;

•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed in accordance with Auditing Standard No. 16- Communications with Audit Committees; and

•	Received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP communications with the Audit Committee and the Audit Committee further discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Members of the G1 Therapeutics, Inc. Audit Committee

Glenn P. Muir (Chairman)

Frederic N. Eshelman

Tyrell J. Rivers

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2017 were met.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions, since January 1, 2015, to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. We refer to such transactions as “related party transactions” and such persons as “related parties.” With the approval of our board of directors, we have engaged in the related party transactions described below. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under the “Executive and director compensation” section.

Equity financings

Series B financing

In February 2015 and December 2015, we issued an aggregate of 7,642,734 shares of our Series B Preferred Stock at a purchase price of $4.3521 per share for an aggregate consideration of $33.3 million. The Series B Preferred Stock was issued in two tranches of 3,794,024 shares and 3,848,710 shares, respectively.

The table below sets forth the aggregate number of shares of Series B Preferred Stock issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction. Each share of Series B Preferred Stock converted automatically into shares of our common stock upon the completion of our initial public offering in May 2017.

	Shares	Aggregate Purchase Price
MedImmune Ventures, Inc.	804,208	$3,499,999
Hatteras Venture Partners IV SBIC, LP	804,208	$3,499,999
Eshelman Ventures, LLC	2,297,740	$10,000,000
RA Capital Healthcare Fund, L.P.	1,723,304	$7,499,997
Lumira Capital II, L.P.	1,051,626	$4,576,787
Lumira Capital II (International), L.P.	97,242	$423,210

Series C financing

In April 2016, May 2016 and June 2016, we issued an aggregate of 5,609,398 shares of our Series C Preferred Stock at a purchase price of $8.9136 per share for an aggregate consideration of $50 million. The Series C Preferred Stock was issued in three closings of 4,964,317 shares, 308,517 shares and 336,564 shares, respectively.

The table below sets forth the aggregate number of shares of Series C Preferred Stock issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction. Each share of Series C Preferred Stock converted automatically into shares of our common stock upon the completion of our initial public offering in May 2017.

	Shares	Aggregate Purchase Price
MedImmune Ventures, Inc.	224,376	$1,999,998
Hatteras Venture Partners IV SBIC, LP	294,493	$2,624,999
Eshelman Ventures, LLC	841,411	$7,500,001
RA Capital Healthcare Fund, L.P.	453,801	$4,045,001
L2 Ventures, LLC	42,070	$375,001
Lumira Capital II, L.P.	256,730	$2,288,394
Lumira Capital II (International), L.P.	23,739	$211,603
Glenn P. Muir	100,969	$900,000

Agreements with Stockholders

In connection with the Series C Preferred Stock financing, we entered into a Third Amended and Restated Stockholders Agreement, dated as of April 27, 2016, or Stockholders Agreement, with certain of our stockholders, including our principal stockholders. The Stockholders Agreement terminated upon completion of our initial public offering.

Also in connection with the Series C Preferred Stock financing, we entered into a Second Amended and Restated Registration Rights Agreement, dated as of April 27, 2016, with certain of our stockholders, including our principal stockholders, pursuant to which these stockholders have, among other things, registration rights under the Securities Act of 1933, as amended, with respect to their shares of common stock. Under the Registration Rights Agreement, holders of registrable shares can demand that we file a registration statement or request that their shares be included on a registration statement that we are otherwise filing, in either case, registering the resale of their shares of common stock. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a requested S-1 registration within 60 days before or 180 days following any offering of our securities, or a requested S-3 registration within 30 days before or 90 days following any offering of our securities.

Initial Public Offering

In May 2017, we issued an aggregate of 7,781,564 shares of our common stock at a purchase price of $15.00 per share, including 781,564 shares of common stock issued upon exercise by the underwriters of their option to purchase additional shares. The gross proceeds from the offering were $116.7 million.

The table below sets forth the aggregate number of common shares issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction:

	Shares	Aggregate Purchase Price
MedImmune Ventures, Inc.	75,000	$1,125,000
Hatteras Venture Partners IV SBIC, LP	133,333	$1,999,995
Eshelman Ventures, LLC	300,000	$4,500,000
RA Capital Healthcare Fund, L.P.	400,000	$6,000,000
Lumira Capital II, L.P.	125,000	$1,875,000
Glenn P. Muir	20,000	$300,000

2018 Public Offering

In March 2018, we issued an aggregate of 3,910,000 shares of our common stock at a purchase price of $29.50 per share, including 510,000 shares of common stock issued upon exercise by the underwriters of their option to purchase additional shares. The gross proceeds from the offering were $115.3 million.

The table below sets forth the aggregate number of common shares issued to our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction:

	Shares	Aggregate Purchase Price
FMR LLC	510,000	$15,045,000

Director and Executive Officer Compensation

Please see the “Executive and director compensation” section for a discussion of payments and options granted to our named executive officers and non-employee directors.

Employment Agreements

We have entered into employment agreements with our executive officers. For more information regarding these agreements, see the “Director and executive compensation — Narrative disclosure to summary compensation table” section.

Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements, our restated certificate of incorporation and our restated by-laws will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our restated by-laws also require us to advance expenses incurred by our directors and officers. We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Policies and Procedures for Related Party Transactions

We have adopted a written policy that requires all future transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000, be approved in advance by our audit committee. Any request for such a transaction must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.

ELECTION OF DIRECTORS

(Notice Item 1)

On April 12, 2018, the Board of Directors nominated Willie A. Deese and Cynthia L. Schwalm for election at the annual meeting. The Board of Directors currently consists of seven members, classified into three classes as follows: Mark A. Velleca and Glenn P. Muir constitute our Class III directors with a term ending in 2020; Seth A. Rudnick, Fredric N. Eshelman and Andrew P. Witty constitute our Class II directors with a term ending in 2019; and Tyrell J. Rivers and Christy L. Shaffer constitute our Class I directors with a term which expires at the upcoming annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted (i) to nominate Willie A. Deese and Cynthia L. Schwalm for election at the annual meeting for a term of three years to serve until the 2021 Annual Meeting of Stockholders, and until their respective successors are elected and qualified. The Class II directors (Seth A. Rudnick, Frederic N. Eshelman and Andrew P. Witty) and the Class III directors (Mark A. Velleca and Glenn P. Muir) will serve until the Annual Meetings of Stockholders to be held in 2019 and 2020, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election as directors of Willie A. Deese and Cynthia L. Schwalm. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in that nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted for each nominee at the Meeting is required to elect each nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF WILLIE A. DEESE AND CYNTHIA L. SCHWALM AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The Audit Committee has appointed PricewaterhouseCoopers LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2018. The Board proposes that the stockholders ratify this appointment. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2017. We expect that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint PricewaterhouseCoopers LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with PricewaterhouseCoopers LLP and concluded that PricewaterhouseCoopers LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2018.

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and December 31, 2016, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2017	2016
Audit fees:(1)	355,000	469,503
Audit related fees:
Tax fees:
All other fees:
Total	355,000	469,503

(1)	Audit fees consisted of professional services rendered for the audit of our annual financial statements, review of the interim financial statements, the issuance of consent and comfort letters in connection with registration statement filings with the SEC and all other services that are normally provided by the accounting firm in connection with statutory and regulatory filings and engagements.

All fees described above were approved by our audit committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.    Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.    Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.    Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.    Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.g1therapeutics.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at 79 T.W. Alexander Drive, 4501 Research Commons, Suite 100, Research Triangle Park, NC 27709. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2019 Annual Meeting of Stockholders, we must receive stockholder proposals (other than for director nominations) no later than December 28, 2018. To be considered for presentation at the 2019 Annual Meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than February 7, 2019 and no later than March 9, 2019. Proposals that are not received in a timely manner will not be voted on at the 2019 Annual Meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of Corporate Secretary, G1 Therapeutics, Inc., 79 T.W. Alexander Drive, 4501 Research Commons, Suite 100, Research Triangle Park, NC 27709.

Research Triangle Park, North Carolina

April 27, 2018

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Standard Time, on June 7, 2018. Vote by Internet • Go to www.investorvote.com/GTHX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 375391 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2018. For Against Abstain 02 - Cynthia Schwalm 01 - Willie A. Deese qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors (or if either nominee is not available for election, such substitute as the Board of Directors may designate): For Withhold For Withhold + 1234 5678 9012 345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — G1 Therapeutics, Inc.Notice of 2018 Annual Meeting of ShareholdersProxy Solicited by Board of Directors for Annual Meeting — June 7, 2018 The undersigned, revoking any previous proxies relating to these shares, hereby appoints Mark A. Velleca and Barclay A. Phillips, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of G1 Therapeutics, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders, to be held at 8:00 a.m. EST on Thursday, June 7, 2018 at the North Carolina Biotech Center at 15 T.W. Alexander Drive, Research Triangle Park, NC 27709, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.This Proxy, when executed, will be voted in the manner directed herein. If you do not specify below how you want your shares to be voted, this Proxy will be voted FOR Proposals 1 and 2.In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.If you wish to vote by telephone or Internet, please read the directions below.(Items to be voted appear on reverse side.)